[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AMENDED AND RESTATED PURCHASE AND SUPPLY AGREEMENT

THIS AMENDED AND RESTATED PURCHASE AND SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of this 17th day of December, 2013 (the “Restatement Effective Date”), by and between PIERRE FABRE MÉDICAMENT SAS, organized under the laws of France having an address of 45, place Abel-Gance, 92654 Boulogne Cedex, France (“Pierre Fabre”), and FOREST LABORATORIES HOLDINGS LIMITED, a corporation organized under the laws of the Republic of Ireland and having an address of Milner House, 18 Parliament Street, Hamilton HM11, Bermuda (“Forest”), a wholly-owned subsidiary of Forest Laboratories, Inc., a Delaware corporation having its principal place of business at 909 Third Avenue, New York, New York 10022.

RECITALS

WHEREAS, Pierre Fabre owns or controls certain patents and valuable know-how related to the Compound (as defined below) and the Product (as defined below);

WHEREAS, Pierre Fabre and Forest entered into the Amended and Restated License Agreement, dated as of the date hereof (the “License Agreement”), pursuant to which Pierre Fabre granted to Forest an exclusive license to develop, register, manufacture from the Compound, use, distribute, sell, offer for sale, have sold and import the Product in any and all indications in the Territory (as defined below);

WHEREAS, Pierre Fabre also granted Forest a license to certain trademarks pursuant to the Amended and Restated Trademark License Agreement, dated as of the date hereof between Forest and Pierre Fabre;

WHEREAS, Pierre Fabre agreed under the License Agreement to supply Forest with its requirements of Compound, and accordingly, Pierre Fabre and Forest entered into that certain Purchase and Supply Agreement dated as of December 19, 2008 (the “Original Agreement”) which set forth the terms upon which Pierre Fabre will supply to Forest, and Forest will purchase from Pierre Fabre, the Bulk Compound (as defined below) manufactured in compliance with all applicable requirements set forth herein; and

WHEREAS, Pierre Fabre and Forest desire to amend and restate the Original Agreement in order to, inter alia, expand the territory for which Pierre Fabre shall supply Forest with its requirements of Bulk Compound to include the countries of Latin America (as defined below), all in accordance with, and subject to, the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pierre Fabre and Forest (each a “Party” and together the “Parties”) agree as follows:

1. DEFINITIONS.

Capitalized terms used but not otherwise defined in this Agreement will have the meanings given such terms in the License Agreement.  Other capitalized terms will have the meanings set forth below.

1.1. “Affiliate” means any company or entity controlled by, controlling, or under common control with a Party hereto. For this purpose, the term "control" shall mean the direct or indirect ownership of at least 50% of the voting stock of that corporation, or in the absence of ownership of at least 50% of the voting stock of that corporation, the power, directly or indirectly to cause the direction of the management and policies of such corporation.

1.2. “Annual [***] Compound Amount” has the meaning set forth in Section 2.1(c).

1.3. “Annual [***] Sample Amount” has the meaning set forth in Section 2.1(c).

1.4. “Buffer Stock” has the meaning set forth in Section 7.9(a).

1.5. “Bulk Compound” means Compound in bulk form.

1.6. “Certificate of Analysis” has the meaning set forth in Section 6.3(d).

1.7. “cGMPs” means current good manufacturing practices as required by any applicable Regulatory Authority or applicable law, rule or regulation in the Territory, including, but not limited to, the FDA’s Guidance for Industry, “Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients” (ICH Q7A).

1.8. “Commercially Reasonable Efforts” means that the Parties shall conform to the standards of diligence customary in the pharmaceutical industry, with respect to compounds having commercial potential comparable to the Compound, in fulfilling their applicable obligations under this Agreement with regard to manufacturing or otherwise.

1.9. “Commencement Date” means the first date on which Forest commercially launches the Product in the Territory.

1.10. “Compound” means Levomilnacipran, an enantiomer of Milnacipran designated by Pierre Fabre as F-2695, having the chemical structure set forth on Schedule 1.10 of this Agreement.

1.11. “Compound Specifications” means (a) with respect to Compound supplied by Pierre Fabre hereunder for use by Forest in the United States, those specifications pertaining to the Compound described in Exhibit I hereto and made a part hereof, and any specifications set forth in the IND for the Product to be filed by Forest with the FDA and in the DMF to be filed by Pierre Fabre with the FDA, as modified to comply with the NDA for the Products and (b) with respect to Compound supplied by Pierre Fabre hereunder for use by Forest in a country of the Territory outside of the United States, those specifications pertaining to the Compound described in Exhibit I hereto, as modified to comply with the specifications contained in the Regulatory Approval for such country, in each case as otherwise modified from time to time in accordance with Section 7.3.

1.12. “Confidential Information” means any confidential information (including, without limitation, Information) furnished to it by the other Party pursuant to the License Agreement or this Agreement.

1.13. “Conform” means that a quality control sample or batch delivery of Bulk Compound meets the Compound Specifications and was manufactured in accordance with the requirements of Section 7.1.

1.14. “Control” means, with respect to any Manufacturing Know-How or intellectual property right, possession by a Party of the ability (whether by ownership, license or otherwise, other than any license granted under this Agreement) to grant access, a license or sub-license to such Manufacturing Know-How or intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party as of the time such Party would first be required hereunder to grant the other Party such access, license or sublicense, or at any other time during the term of such access, license or sublicense.

1.15. “Correction Plan” has the meaning set forth in Section 7.9(c).

1.16. “Cost of Goods” means Pierre Fabre’s direct costs of materials and labor incurred in acquiring (including any acquisition costs paid to Third Parties for materials or services acquired), formulating, manufacturing, packaging and labeling the Compound, including quality assurance and quality control activities necessary to release the Compound, together with directly allocable manufacturing overheads (but excluding corporate, general or administrative overheads).  Cost of Goods shall be determined in accordance with Pierre Fabre’s standard cost accounting policies, as consistently applied to the manufacture of pharmaceutical ingredients and products and shall not include inter-company profits among Pierre Fabre and its Affiliates.  Cost of Goods shall be accrued and reflected in accordance with GAAP.

1.17. “Current Buffer Stock” has the meaning set forth in Section 7.9(c).

1.18. “Delivery Forecast” means a forecast provided by Forest of the quantity of Bulk Compound required by Forest during the applicable period (including supplies for formulation development, clinical trials and sampling).

1.19. “DMF” has the meaning set forth in Section 7.6.

1.20. “Effective Date” means December 19, 2008.

1.21. “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

1.22. “Exercise Date” has the meaning set forth in Section 7.11(b).

1.23. “FDA” means the United States Food and Drug Administration or any successor agency having similar jurisdiction.

1.24. “FD&C Act” means the United States Food, Drug and Cosmetic Act.

1.25. “[***] Compound” has the meaning set forth in Section 2.1(c).

1.26. “Generic Equivalent” means, with respect to a Product, a product containing the same active pharmaceutical ingredients as the Product (and no other active pharmaceutical ingredients) which is lawfully being sold in a country in the Territory as a generic equivalent substitutable by a pharmacist for the Product;  provided, however, that a Generic Equivalent shall not be deemed to be sold in the United States by a Third Party for purposes of Sections 2.2 and 7.12 hereof if Forest then has a good faith expectation that it will be able to successfully and promptly terminate the marketing of all such Generic Equivalents through appropriate legal proceedings.

1.27. “Generic Supplier” has the meaning set forth in Section 7.12.

1.28. “Improvement” means any new or useful improvement, discovery, claim, formula, process, trade secret and technology (including confidential data and Confidential Information), to the extent relating to, derived from, or useful for the research, development, manufacture, commercialization or use of the Compound or Product (including the formulation, delivery or use thereof), including any synthesis, preparation, recovery, purification processes and techniques, control methods and assays, chemical data, toxicological and pharmacological data and techniques, results of clinical trials and other pre-clinical and clinical data, new product forms, product formulations, indications and specifications, in each case whether patentable or unpatentable, that is conceived or first reduced to practice or demonstrated to have utility during the term of or in connection with the License Agreement.

1.29. “Indemnified Party” has the meaning set forth in Section 8.3.

1.30. “Indemnifying Party” has the meaning set forth in Section 8.2(c).

1.31. “Information” means all tangible and intangible (i) techniques, technology, practices, trade secrets, inventions (whether or not patentable), methods, manufacturing processes, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test and safety data results), analytical and quality control data, results or descriptions of software, (ii) compounds, composition of matter, materials, and (iii) marketing data including clinical studies designed to support promotional efforts, in each case relating to the Compound or the Product in any indication.

1.31A.“Latin America” means the following countries (and any other countries that result from the division or consolidation of such countries): Anguilla, Antigua & Barbuda, Argentina, Aruba, Bahamas, Barbados, Belize, Bermuda, Bolivia, Brazil, British Virgin Islands, Cayman Islands, Chile, Columbia, Costa Rica, Cuba, Curacao, Dominica, Dominican Republic, Ecuador, El Salvador, Grenada, Guatemala, Guyana, Haiti, Honduras, Jamaica, Mexico, Montserrat, Netherlands Antilles, Nicaragua, Panama, Paraguay, Peru, St. Kitts & Nevis, St. Lucia, St. Maarten, St. Vincent and the Grenadines, Suriname, Trinidad & Tobago, Uruguay and Venezuela.

1.32. “License Agreement” has the meaning in the second recital.

1.33. “Manufacturing Know-How” means all Information, whether patented or unpatented, now or hereafter during the term of this Agreement Controlled by Pierre Fabre or any Affiliate related to the manufacture of the Compound and Product. Wherever references are made in this Agreement and in the License Agreement (a) to manufacture of Compound as opposed to manufacture of Product it shall be referred to as “Compound Manufacturing Know-How” and (b) to manufacture of Product after the Compound has been manufactured, it shall be referred to as “Product Manufacturing Know-How”, respectively. Notwithstanding anything to the contrary, Manufacturing Know-How shall exclude Pierre Fabre Know-How, Pierre Fabre Patents and Forest Know-How and Forest Patents, each as defined in the License Agreement.

1.34. “Manufacturing Process” has the meaning set forth in Section 7.3.

1.35. “Manufacturing Right” has the meaning set forth in Section 7.11(b).

1.36. “Milnacipran” means the substance known as milnacipran (INN), which expressly excludes any analogs, derivatives and enantiomers of milnacipran (INN).

1.37. “Minimum Buffer Stock” has the meaning set forth in Section 7.9(b).

1.38. “MWG” has the meaning set forth in Section 3.

1.39. “NDA” means a New Drug Application submitted to the United States FDA in respect of the Product.

1.40. “Other Changes” has the meaning set forth in Section 7.3.

1.40A.“Original Agreement” has the meaning set forth in the Recitals.

1.41. “Outsourcing Notice” has the meaning set forth in Section 7.12.

1.42. “Patent” means (a) valid and enforceable patents, re-examinations, reissues, renewals, confirmations, extensions (including supplemental protection certificates) and term restorations, and (b) pending applications for patents, including, without limitation, continuations, continuations-in-part, provisionals, divisionals and substitute applications, including, without limitation, inventors’ certificates.

1.43. “Pierre Fabre Know-How” has the meaning ascribed to it in the License Agreement.

1.44. “Pierre Fabre Patents” has the meaning ascribed to it in the License Agreement.

1.45. “Pierre Fabre Suppliers” includes all Third Parties that supply Raw Materials to Pierre Fabre.

1.46. “Postponement” has the meaning set forth in Section 4.2.

1.47. “Pre-Approved Changes” has the meaning set forth in Section 7.3.

1.48. “Product” means any pharmaceutical product for human use that contains the Compound either as the sole active ingredient or in a fixed dose combination with one or more other active ingredients (other than Milnacipran) and all Improvements thereto.

1.49. “Purchase Order” has the meaning set forth in Section 4.1(b)(i).

1.50. “Quality Agreement” means that certain Quality Agreement between the Parties dated as of March 18, 2013, as the same may be amended from time to time.

1.51. “Raw Materials” means the materials used in manufacturing Bulk Compound.

1.52. “Regulatory Approval” means any and all approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of health/regulatory authorities or any country, federal, state or local regulatory agency, department, bureau or other government entity that is legally required or necessary from an economic point of view for the manufacture, use, storage, import, transport and/or sale of a Product in such jurisdiction.

1.52A.“Restatement Effective Date” has the meaning set forth in the introductory paragraph.

1.53. “Royalty Report” has the meaning set forth in Section 2.1(b)(i).

1.54. “Samples” means quantities of Product given to authorized medical professionals free of charge as part of the marketing, advertising or promotion of the Product.

1.55.  “Second Source Facility” has the meaning set forth in Section 7.10.

1.56. “Shortfall” has the meaning set forth in Section 7.9(c).

1.57. “Starting Materials” means those materials that are starting materials within the meaning of the guideline for submitting supporting documentation in drug applications for the manufacture of drug substances FDA/CDER 02 1987, as may be amended, and corresponding Applicable Laws in the Territory outside of the United States.

1.58. “Term” has the meaning set forth in Section 9.1.

1.59. “Territory” means the United States and Canada and their respective territories and possessions (including Puerto Rico, irrespective of political status) and Latin America.

1.60. “Third Party” means a party other than Forest and Pierre Fabre and any of their Affiliates.

2. PURCHASE AND SUPPLY OF COMPOUND.

2.1. Supply by Pierre Fabre.

(a) Pierre Fabre agrees that it will manufacture and supply to Forest such quantities of Bulk Compound as requested by Forest pursuant to Section 4 to cover its total requirements and the total requirements of its sublicensees for commercial sales in the Territory, Samples, and Development activities.

2.2. Transfer Price for Bulk Compound; [***] Compound for Samples.

(a) As long as there is no Generic Equivalent sold in the United States whether by a Third Party or by Forest, Pierre Fabre will supply Forest with Bulk Compound on the following terms and conditions:

All Bulk Compound will be initially supplied to Forest [***].

Notwithstanding the foregoing, with respect to quantities of Bulk Compound requested by Forest for commercial sale in North America, distribution as Samples in North America and Development activities for North America, Pierre Fabre’s price for Bulk Compound provided to Forest in any Quarter in such region shall not exceed [***] of Forest’s Net Sales for such Quarter in such region.  The parties have agreed to effectuate the intent of the preceding sentence as follows:

(i) Together with each Quarterly royalty report provided to Pierre Fabre pursuant to the Trademark License Agreement (each a “Royalty Report”), Forest will identify the aggregate Net Sales for such Quarter in North America, the amount of Bulk Compound represented by such Net Sales for such Quarter and the total amount paid by Forest for Bulk Compound represented by such Net Sales for such Quarter.  To the extent the total amount paid by Forest pursuant to Section 2.1(a) for Bulk Compound represented by such Net Sales for such Quarter exceeds [***] of aggregate Net Sales for such Quarter in such region, the purchase price for all such quantities of Bulk Compound, together with quantities of Bulk Compound distributed by Forest as Samples and used for Development activities for such region, shall be adjusted by dividing (x) the amount of such excess by (y) the total quantities of Bulk Compound represented by Net Sales for such Quarter in such region, and subtracting such quotient from the price per kilogram paid pursuant to Section 2.1(a) for all such Bulk Compound.  Forest shall receive a credit equal to the aggregate amount of excess purchase price paid for such Bulk Compound for a Quarter, and such credit shall be applied against royalty payments due to Pierre Fabre pursuant to the Trademark License Agreement for such Quarter and each subsequent Quarter as necessary until the total amount of such credit has been applied.

(ii) In connection with each Royalty Report for the final Quarter of Forest’s fiscal year, the parties shall determine the purchase price for Bulk Compound represented by Net Sales in North America, distributed by Forest as Samples and used by Forest for Development activities on an annual basis for the immediately preceding four Quarters for purposes of commercial sale in such region. Forest shall make an additional payment, or Pierre Fabre shall issue a credit which shall be applied against royalty payments due to Pierre Fabre pursuant to the Trademark License Agreement for such final Quarter and each subsequent Quarter as necessary until the total amount of such credit has been applied, as required so that the purchase price per kilogram for all Bulk Compound thus represented, distributed or used by Forest during such four Quarters for such region shall equal the lesser of (A) [***] per kilogram for such fiscal year for such region and (B) [***] of Net Sales per kilogram for such fiscal year for such region (determined in accordance with subsection (i) above applied on an annual basis).

For the avoidance of doubt, the Parties agree that the intention of subsections (i) and (ii) above is to determine the amount of any required adjustment to the purchase price for Bulk Compound on a per kilogram basis by taking into account only the quantity of Bulk Compound represented by Net Sales in North America in the applicable period and, once such adjustment has been so calculated, to apply it (on a per kilogram basis) to the aggregate of all quantities of Bulk Compound represented by Net Sales in such region, distributed as Samples and used in Development activities for the period to which such adjustment applies.  An example of the calculation and application of this adjustment is set forth on Schedule 2.2 hereto.

At least [***] prior to the anticipated date of first commercial sale of a Product in Latin America, the Parties will commence good faith discussions with a view to determining an appropriate Net Sales percentage cap with respect to Bulk Compound requested by Forest for commercial sale in Latin America to be applied to all supply of Bulk Compound for Latin America, determined taking into account royalty percentages, anticipated price levels, forecasts and cost of goods, in each case applicable to the Bulk Compound and Product to be distributed in Latin America and [***]  In the event that the Parties, following such good faith discussions, cannot determine [***] Pierre Fabre shall supply Bulk Compound to Forest [***].

(b) Subject to the provisions of Section 7.12, from the date a Generic Equivalent is sold in the United States, Pierre Fabre will supply Forest with Bulk Compound at the following price conditions with respect to North America :

(i) Bulk Compound requested by Forest for commercial sale of a Product sold by Forest under a Trademark will be supplied by Pierre Fabre [***].

(ii) Bulk Compound requested by Forest for commercial sale of a Generic Equivalent sold by Forest will be supplied by Pierre Fabre [***].

(c) Subject to the provisions of Section 7.12, from the date a Generic Equivalent is sold in the United States, Pierre Fabre will supply Forest with Bulk Compound at the following price conditions with respect to Latin America:

(i) Bulk Compound requested by Forest for commercial sale of a Product sold by Forest under a Trademark will be supplied by Pierre Fabre [***].

(ii) Bulk Compound requested by Forest for commercial sale of a Generic Equivalent sold by Forest will be supplied by Pierre Fabre [***].

(iii) From the date Generic Equivalents in a country of Latin America capture a market share (as measured by unit volume) of at least [***] of the aggregate market share (as measured by unit volume) of the Products (based on data provided by a reliable third party data source used by Forest in its business generally) in such country, Bulk Compound requested by Forest for commercial sale of a Product sold by Forest under the Trademark, or of a Generic Equivalent sold by Forest, will be supplied by Pierre Fabre [***].

(d) Bulk Compound supplied hereunder will be invoiced to Forest at the time of shipment, in US Dollars using the exchange rate between USD Dollar to Euro of the last business day of the month immediately preceding the date of issuance of the invoice, as reported by Reuters page ECBREF=.  Payments of such invoices will be made by Forest to Pierre Fabre in US Dollars within [***] of receipt of invoice.

(e) Pierre Fabre will provide quantities of Bulk Compound to Forest [***] for use in free Samples pursuant to Section 4.6(c) of the License Agreement during the periods described therein (“[***] Compound”).  [***] days prior to the start of each Contract Year in which [***] Compound is to be provided, the Parties shall determine the total amount (in kilograms) of [***] Compound required to be provided in such Contract Year by Pierre Fabre, based on Pierre Fabre’s Cost of Goods for such Contract Year (the “Annual [***] Compound Amount”) and the MWG shall establish the delivery plan for such Annual [***] Compound Amount.  Thereafter within [***] of the end of each Contract Year, the Parties shall determine the total amount (in kilograms) of free Samples distributed by Forest during such Contract Year (the “Annual [***] Sample Amount”) and shall make a reconciliation between the Annual [***] Compound Amount delivered by Pierre Fabre to Forest and the Annual [***] Sample Amount used by Forest during such Contract Year.  If the Annual [***] Compound Amount exceeds the Annual [***] Sample Amount for such Contract Year, then Forest shall pay Pierre Fabre for such excess Compound at a price per kilogram for Bulk Compound determined in accordance with Section 2.2(a)(ii) above.  Forest shall maintain records regarding actual Samples distribution and shall periodically provide to Pierre Fabre summaries of the information contained in such records and shall make such records available to Pierre Fabre, at reasonable times and upon reasonable notice.

(f) Pierre Fabre shall maintain books and records which accurately reflect its Cost of Goods (per kilogram of Bulk Compound) for a period of at least [***] after the end of the period to which they relate.  Forest shall have the right, by an accountant or other authorized representative to which Pierre Fabre shall have no reasonable objection, to inspect, audit and copy such books and records no more than once per calendar year upon reasonable advance notice solely for purposes of verifying the purchase price for Bulk Compound payable to Pierre Fabre hereunder.  Such inspection shall be at Forest’s expense, provided, however, that in the event the inspection determines that Forest has overpaid or underpaid for Bulk Compound, the Parties shall promptly make the appropriate payments or refunds to correct such payment and if an overpayment was by [***] or more for a consecutive [***], Pierre Fabre will be responsible for the reasonable cost of such inspection or audit.

2.3. Exclusive Supplier.

(a) During the Term, subject to Sections 7.11 and 7.12, Pierre Fabre will be the exclusive supplier to Forest of Bulk Compound, and Forest agrees that it shall purchase from Pierre Fabre all of its requirements and requirements of its sublicensees of Bulk Compound for commercial sales of the Product in the Territory, Development activities and Samples.

(b) In the event Pierre Fabre is unable to supply to Forest Compound requested in a Purchase Order, in whole or part, due to a shortage of production capacity or Raw Materials for any reason (except to the extent caused by Forest or any of its sublicensees), then, in addition to any other rights that may be available to Forest under this Agreement, Pierre Fabre shall promptly notify Forest, in writing, of such shortage of production capacity or Raw Materials, and, if possible, the date such shortage of production capacity or Raw Materials is expected to end. In such event, without limiting the provisions of Section 5, Pierre Fabre shall allocate its available production capacity and/or Raw Materials for the production of Compound [***].

3. MANUFACTURING WORKING GROUP.  The Parties shall establish a manufacturing and supply chain working group (“MWG”) to oversee manufacturing of the Compound and Product in accordance with the Parties’ respective responsibilities under Section 4.7 of the License Agreement.  The Parties shall collaborate through such MWG to oversee manufacturing of Compound and Product for clinical supplies and for commercial distribution and sale.  The MWG will act by consensus with the objective of achieving reliable supply on a cost effective basis, provided however that in the event that the members of the MWG are unable to agree on a particular issue, then the decision making process described in Section 3.1(c) of the License Agreement shall apply and Pierre Fabre shall have final decision making authority with respect to manufacturing of Compound and Forest shall have final decision making authority with respect to manufacturing of Product, provided that in each case, such party’s decision is consistent with the Compound Specifications, cGMPs and other Applicable Laws.

4. FORECASTS AND PURCHASE ORDERS.

4.1. Forecasts.  During the Term, Forest and its sublicensees shall follow the following forecast and order procedures.

(a) On the first business day of each calendar quarter during the period from the Effective Date until the first day of the one-year period immediately preceding the calendar quarter during which the Commencement Date is scheduled to occur, Forest shall submit to Pierre Fabre a Delivery Forecast for the [***] period beginning on the first day of the calendar month immediately following the date of submission of such Delivery Forecast. Each Delivery Forecast provided during this period shall provide quarterly forecasts for the applicable [***] period and shall be consistent with the Development Plan, including as to quantities of Compound which will be required for each Party to perform its respective responsibilities under the Development Plan. Such Delivery Forecast shall include supplies of Bulk Compound required for formulation development and clinical trials prior to the estimated Commencement Date. In addition, the Delivery Forecast submitted in January of each year during this period shall also include a forecast for the [***] period immediately following the [***] period covered by such Delivery Forecast. Each Delivery Forecast submitted during this period will be a non-binding estimate and shall not obligate Forest to purchase any quantity of Bulk Compound, except that Forest shall submit to Pierre Fabre a binding purchase order no fewer than [***] prior to any delivery date indicated by Forest in a Delivery Forecast during this period.

(b) Beginning on the first day of the fourth calendar quarter immediately preceding the calendar quarter during which the Commencement Date is scheduled to occur, and on the first day of each calendar month thereafter, Forest shall submit to Pierre Fabre a rolling Delivery Forecast for the [***] period beginning on the first day of the calendar month immediately following the date of submission of such Delivery Forecast (e.g., submission on [***] of a Delivery Forecast for the period from [***] through [***]). Each Delivery Forecast provided during this period shall provide [***] In addition, the Delivery Forecast submitted in [***] of each year during this period shall also include a forecast for the [***] period immediately following the [***] period covered by such Delivery Forecast. Each Delivery Forecast submitted during this period will be a non-binding estimate and shall not obligate Forest to purchase any quantity of Bulk Compound, except as expressly provided below with respect to the first [***] of such Delivery Forecast (an illustration of the following rules is provided in Exhibit II):

(i) The first [***] of such Delivery Forecast shall constitute a binding purchase order (“Purchase Order”) for both Parties, meaning that Forest agree to purchase and Pierre Fabre agrees to supply the quantities of Bulk Compound indicated in the Purchase Order;

(ii) The quantities of Bulk Compound indicated in each of the [***] months of such Delivery Forecast may reflect an increase or decrease of up to [***] compared to the quantity specified for the same calendar month in the immediately preceding Delivery Forecast;

(iii) The quantities of Bulk Compound indicated in each of the [***] months of such Delivery Forecast may reflect an increase or decrease of up to [***] compared to the quantity specified for the same calendar month in the immediately preceding Delivery Forecast; and

(iv) The quantities of Bulk Compound indicated in the [***] of such Delivery Forecast shall equal [***] of the aggregate quantities specified for the [***] of the [***] period in the immediately preceding Delivery Forecast, plus or minus [***].

At Forest’s request, the MWG shall in good faith consider, in lieu of the monthly forecast delivery provided above, the development and adoption of a quarterly forecast mechanism.

4.2. Postponement.  Prior to the calendar month during which the Commencement Date is scheduled to occur, Forest may change the Commencement Date, at no cost to Forest, by notifying Pierre Fabre in writing. Thereafter, Forest may postpone the Commencement Date one or more additional times (each, a “Postponement”) upon written notice to Pierre Fabre. In the event of a Postponement, other than due to a delay by Pierre Fabre, Forest shall be responsible for the costs of Bulk Compound ordered under any Purchase Order (whether such orders have been delivered by Pierre Fabre or not) subject to the conditions set forth in Sections 5 and 6.4, and Forest shall have no other responsibility to Pierre Fabre as a result of such Postponement. Pierre Fabre agrees that there shall be no limit on the number of Postponements or the duration of any Postponement that may be made by Forest.

4.3. Quantity of Orders.  The Parties agree that forecasts and orders of Bulk Compound to be provided by Forest will be expressed by multiples of twenty kilograms of Bulk Compound.

5. DELIVERY.  Subject to compliance with the forecast and order procedure set forth in Section 5, Pierre Fabre agrees to deliver Bulk Compound to Forest, in such quantities and on such monthly delivery dates as are specified in Purchase Orders. With respect to orders not submitted in accordance with the forecast and order procedure, Pierre Fabre will use Commercially Reasonable Efforts to supply Forest with the quantities so ordered but shall have no obligation. Deliveries shall be made FCA Paris Airport (ICC Incoterms 2010) and shall be shipped to Forest’s address set forth in this Agreement, or as otherwise directed by Forest in writing. Bulk Compound delivered to Forest shall be appropriately packaged by Pierre Fabre at its expense for export shipment to the Territory. Delivery of Bulk Compound will be made by Pierre Fabre in conformity with a shipment protocol to be mutually agreed within the Manufacturing Working Group.

6. QUALITY ASSURANCE CONTROL – ACCEPTANCE.

6.1. Minimum Time to Retesting Compound.  Bulk Compound supplied hereunder shall have a minimum time to retesting of at least [***], as approved by the FDA, or, with respect to Bulk Compound supplied for use in countries of the Territory other than the United States, such longer period as may be required by Applicable Law and Regulatory Authorities in such countries.  Pierre Fabre agrees to use Commercially Reasonable Efforts, including but not limited to conducting stability studies on Compound, to obtain approval of the FDA and other regulatory authorities in the Territory to increase the minimum time to retesting of Compound to [***].  Pierre Fabre shall provide Forest with a report of all data that Pierre Fabre obtains in such stability studies conducted by or on behalf of Pierre Fabre.  At the time of delivery of Bulk Compound pursuant to Section 5, no more than [***] shall have expired of the minimum time to retesting period applicable to Compound at such time.

6.2. Quality Agreement.  Within [***] from the Restatement Effective Date, Forest and Pierre Fabre will amend the Quality Agreement as necessary to reflect the addition of Latin America to the Territory.

6.3. Specifications; Testing.

(a) Batch Testing.  Pierre Fabre will perform standard analytical testing of each manufactured batch to be delivered to Forest hereunder to verify that it Conforms according to the procedure described in the corresponding documentation or as required by applicable laws, regulation and authorities prior to shipment of each batch of Bulk Compound.

(b) Quality Control Sample.  Together with each delivery of any batch of Bulk Compound, Pierre Fabre shall provide Forest with written confirmation that the corresponding batch record has been reviewed and approved by Pierre Fabre’s Quality Assurance Department.

(c) Quality Control Problem.  In addition, in the event Forest or Pierre Fabre identifies a quality problem with respect to a quality control sample or any batch sample of Compound, then, if requested by Forest in writing, Pierre Fabre shall authorize Forest to review at Pierre Fabre’s facilities the full batch records corresponding to the applicable quality control sample or applicable batch.

(d) Certificate of Analysis.  Pierre Fabre shall also provide a certificate of analysis (the “Certificate of Analysis”) to Forest with each shipment of Bulk Compound supplied hereunder. Such Certificate of Analysis shall certify with respect to each shipment and batch (identified by batch number) (i) the quantity of the shipment, and (ii) that the Bulk Compound delivered Conforms, as well as any further information required by the relevant Regulatory Authorities that Forest may have previously notified Pierre Fabre is necessary. Forest shall be under no obligation to accept any shipment of Bulk Compound without an accompanying Certificate of Analysis.

6.4. Acceptance and Rejection.

(a) Bulk Compound Testing.  Within [***] of receipt of any batch delivery (or portion thereof) of Bulk Compound at Forest’s facilities or such other destination as may be designated by Forest, Forest or its designee shall perform such samplings and tests that are designed, in accordance with the methods of analysis and Compound Specifications, to determine whether the Bulk Compound Conforms. If Forest rejects any shipment of Bulk Compound, Forest shall within such [***] period inform Pierre Fabre of its refusal to accept such shipment, and the reasons therefor; otherwise, Forest shall be deemed to have accepted said shipment; provided that such acceptance shall not preclude a subsequent rejection of any shipment of Bulk Compound by Forest following discovery of latent defects in such Bulk Compound (including, without limitation, discovery of any substance that would cause Bulk Compound to be adulterated within the meaning of the FD&C Actor other Applicable Law with respect to the Product supplied for use in countries in the Territory other than the United States) that would not reasonably be detectable in accordance with industry standards in the Territory in the stated time period, provided that Forest notifies Pierre Fabre in writing within [***] of discovery of such latent defect.

(b) Replacement of Bulk Compound and Dispute Procedure.  Following any notice of rejection of Bulk Compound by Forest, Pierre Fabre shall send a quality control sample within [***] of notice of rejection and furthermore, shall send a replacement batch of Bulk Compound within [***] of approval by Forest of such quality control sample. Pierre Fabre and Forest shall investigate any failed test result, in accordance with the procedure described in the Quality Agreement and as required by applicable cGMPs. As part of this investigation, Forest and Pierre Fabre may mutually select an independent laboratory to perform tests on representative samples from the rejected portion of the shipment and determine if it Conforms. The entire cost of such audit shall be paid by Pierre Fabre in the event it is determined such Bulk Compound did not Conform, and by Forest in the event it is determined that such Bulk Compound did Conform. The results of such tests shall be binding upon Forest and Pierre Fabre. The entire process described in this Section 6.4(b), including any testing performed by an independent laboratory, shall be conducted diligently and within a maximum period of [***] from the date of notice of rejection by Forest.

(c) Cost of Replacement of Rejected Bulk Compound.  If it is determined with or without reference to an independent laboratory that the rejected Bulk Compound did not Conform, the replacement batch shall be provided by Pierre Fabre at no other cost to Forest other than the original price already paid for such non-Conforming Bulk Compound, with the same quantity of Bulk Compound which Conforms. Rejected Bulk Compound shall be returned to Pierre Fabre or disposed of at Pierre Fabre’s expense in accordance with Pierre Fabre’s instructions, in which case Forest shall deliver to Pierre Fabre an appropriate certificate of destruction.

7. MANUFACTURE OF BULK COMPOUND.

7.1. Manufacture of Bulk Compound.  Bulk Compound supplied pursuant to this Agreement shall be manufactured in accordance with the Compound Specifications, cGMPs and other applicable rules and regulations of the FDA and other governmental or regulatory agencies with jurisdiction over the manufacture, use or sale of the Compound, as then in effect. The Parties shall promptly notify each other of any new instructions or specifications required by the FDA or such governmental or regulatory authority, and of other Applicable Laws. The Parties shall confer with each other with respect to the best means to comply with such requirements and Pierre Fabre will bear the costs for implementing such changes.

7.2. Multiple Suppliers.  Pierre Fabre agrees that, beginning on the date of the first Purchase Order and thereafter during the Term, it shall use Commercially Reasonable Efforts to have qualified more than one supplier for each Starting Material. Furthermore, Pierre Fabre agrees that it shall update Forest through the Manufacturing Working Group of the number of Pierre Fabre Suppliers for each Raw Material, including Starting Materials.

7.3. Changes to the Compound Specifications or to the Manufacturing Process. The Compound Specifications for Compound to be supplied hereunder for a country in the Territory shall be revised to comply with the relevant Regulatory Approval for such country and the Parties shall discuss each such revision through the Manufacturing Working Group and, if there are multiple ways to implement a revision to comply with such Regulatory Approval, agree on how such revision will be implemented through the Parties’ respective Alliance Managers prior to implementation.  Notwithstanding the foregoing, (a) Pierre Fabre shall obtain the prior written consent of Forest (such consent not to be unreasonably withheld) with respect to any revisions to the Compound Specifications, and any change in the Raw Materials, equipment, process or procedures used to manufacture the Bulk Compound (the “Manufacturing Process”) that would require pre-approval of the FDA or other applicable Regulatory Authority of any country of the Territory (the “Pre-Approved Changes”) and (b)Pierre Fabre shall not require the consent of Forest for any revisions to the Compound Specifications, or the Manufacturing Process that would not require pre-approval of the FDA or other applicable Regulatory Authority of any country of the Territory (“Other Changes”). Any changes to the Compound Specifications or to the Manufacturing Process for Product supplied for use in any country in the Territory shall be in compliance with the Regulatory Approval in such country for the Product and shall be implemented in accordance with a standard operating procedure to be later defined by the Manufacturing Working Group. The costs for implementing any changes to the Compound Specifications or to the Manufacturing Process at the manufacturing facility of Pierre Fabre and/or the manufacturing facility maintained by a Third Party contractor retained by Pierre Fabre will be borne by Pierre Fabre. Pierre Fabre will inform the Manufacturing Working Group upon implementation of any Pre-Approved Changes and shall discuss any proposed Pre-Approved Changes with the Manufacturing Working Group. Once the changes are effective, all references to the Compound Specifications shall thereafter be deemed to refer to the Compound Specifications, as so modified, and all references to the Manufacturing Process, shall thereafter be deemed to refer to the Manufacturing Process, as so modified.  Exhibit I shall be updated to reflect any changes to the Compound Specifications implemented in accordance with this Section7.3.

7.4. Forest’s Right to Audit Facilities.  Forest and its sublicensee shall have the right, at their own expense, to conduct at mutually agreed times, but not more than [***] a year (unless a major modification to the Manufacturing Process occurs or unless a quality problem has arisen), quality control and quality assurance audits and/or inspection of manufacturing documentation and the facilities where Bulk Compound is manufactured (including, without limitation, any Second Source Facility or any facility maintained by a Third Party contractor retained by Pierre Fabre). Pierre Fabre will provide (or cause its Third Party contractor to provide) Forest with reasonable access, during business hours upon reasonable prior notice, to the facilities where Bulk Compound is manufactured, to review the manufacturing operations and assess its compliance with cGMPs and quality assurance standards and the opportunity to discuss any manufacturing issues with manufacturing and management personnel. Upon Forest’s written request, Pierre Fabre shall authorize (or cause its Third Party contractor to authorize) Forest to review on site manufacturing records, including its master and production batch records, for the purposes of assuring product quality and compliance with the Quality Agreement and cGMPs. Forest acknowledges that all documentation relating to manufacturing records shall be considered Confidential Information of Pierre Fabre and shall ensure that its sublicensees who have access to such records are bound by at least the same level of confidentiality obligations as contemplated by Section 8 of the License Agreement.

7.5. Compliance with Laws.  Pierre Fabre shall comply (or cause its Third Party contractor to comply) with all applicable present and future orders, regulations, requirements and laws of the Territory, and of local authorities and agencies of the Territory, as well as with all laws and regulations of other territories applicable to the actions that it undertakes pursuant to this Agreement. Pierre Fabre represents and warrants to Forest that it has and will maintain (or cause its Third Party contractor to have and maintain) during the Term all government permits, including without limitation health, safety and environmental permits, necessary for the conduct of the actions and procedures that it undertakes pursuant to this Agreement. Forest shall provide Pierre Fabre with written notice of any additional regulatory requirements of countries of the Territory other than the United States of which Forest is aware that relate to the manufacture of the Bulk Compound for such other territories.

7.6. FDA and Regulatory Support.  Pierre Fabre agrees (i) to establish and maintain a Type II FDA Drug Master File (“DMF”) in accordance with the requirements of the FDA, as well as any comparable files required by regulatory authorities in other countries within the Territory, (ii) to provide Forest and its sublicensees with letters of authorization to the DMF and any other comparable files, (iii) to further provide Forest and its sublicensees with all necessary Information and data regarding the manufacture of Bulk Compound to the extent necessary for Forest and its sublicensees to prepare and defend any inquiries from the FDA and any other regulatory agencies in the Territory or to the extent necessary to Forest to exercise the Manufacturing Right set forth in Section 7.11, and to satisfy regulatory requirements in the Territory, and (iv) at Forest’s request, to provide Forest and its sublicensees with all Information and data regarding the manufacture and testing of Compound to the extent necessary for Forest and its sublicensees to prepare and submit the chemistry, manufacturing and controls section of the NDA for the Product and any corresponding sections of Regulatory Approvals submitted in other jurisdictions.  Pierre Fabre further agrees to use Commercially Reasonable Efforts to assist Forest and its sublicensees in obtaining FDA approval for its NDA with respect to the Product, as well as approvals from any other government or agency which may be required for the marketing of the Product in any other country within the Territory.  In addition, Pierre Fabre specifically agrees to cooperate with any inspection by the FDA or other regulatory agency, including but not limited to any inspection prior to approval of Forest’s NDA for the Product. Pierre Fabre shall notify Forest and its sublicensees of which Pierre Fabre is aware within two business days of any Regulatory Authority inspection relating to Compound or any Compound related facility and, at the conclusion of such inspection, shall be promptly furnished with a copy of all documentation, including any Form 483 or comparable form and Pierre Fabre response thereto, relating to such inspection. In addition, Pierre Fabre shall promptly notify Forest and its sublicensees of any other regulatory actions or communications (other than ministerial, non-substantive communications) relating to Compound or any Compound related facility.

7.7. Documentation.  Pierre Fabre shall keep complete, accurate and authentic accounts, notes, data and records of the work performed under this Agreement. Each Party shall maintain complete and adequate records pertaining to the methods and facilities used for the manufacture, processing, testing, packing, labeling, holding and distribution of the Bulk Compound in accordance with the applicable regulations in the Territory so that the Bulk Compound may be used in the production of the Product for human use.

7.8. Reprocessing and Reworking of Bulk Compound.  Pierre Fabre agrees that any reprocessing or reworking of any batch or lot of Bulk Compound for use in any country in the Territory shall be made in full compliance with the procedures described in the DMF or the corresponding regulatory filing in such country, or, if not made in compliance with the procedures described in the DMF or such other filings, as applicable, Pierre Fabre shall obtain the prior written consent of Forest, which consent shall not be unreasonably withheld or delayed.

7.9. Buffer Stock.

(a) Requirement of Pierre Fabre Buffer Stock.  Beginning on the date that is [***] and thereafter during the Term, Pierre Fabre shall have available (including as a result of Compound manufactured by any Second Source Facility) a buffer stock of Compound (the “Buffer Stock”), as determined by the Manufacturing Working Group on at least an annual basis subject to Section 7.9(b).  In establishing the level of the Buffer Stock, the Manufacturing Working Group may consider the Compound and Product inventory levels that will be maintained by Forest and its sublicensees. The level of Buffer Stock will be expressed as a number of months of supply of Compound and will be determined based upon the quantities specified in the most recent applicable months of the Delivery Forecast (including Purchase Orders).  For example, if the level of Buffer Stock is a six month supply, then the Buffer Stock will be an amount of Compound equal to the quantities of Compound specified in the first six months of the most recent Delivery Forecast, including the four months that constitute Purchase Orders and the two months immediately following such four months.

(b) Maximum and Minimum Buffer Stock.  The Buffer Stock determined by the Manufacturing Working Group (i) shall not exceed (A) [***] of Compound, if there is only one manufacturing facility available for the manufacture of Compound by or for Pierre Fabre or (B) [***] of Compound if there is more than one manufacturing facility available for the manufacture of Compound by or for Pierre Fabre, unless agreed in writing by Pierre Fabre; and (ii) shall not be less than (x) [***] of Compound at any time there is only one manufacturing facility available for the manufacture of Compound by or for Pierre Fabre, or (y) [***] of Compound at any time there is more than one manufacturing facility available for the manufacture of Compound by or for Pierre Fabre (the “Minimum Buffer Stock”).

(c) Information on Buffer Stock; Depletion.  Each month, within [***] after receipt of the applicable Delivery Forecast, Pierre Fabre will calculate the amount of Buffer Stock based on the latest Delivery Forecast and will compare it to the actual current amount of Buffer Stock (the “Current Buffer Stock”). Pierre Fabre will provide Forest with information regarding the Current Buffer Stock from time to time. In the event that, at any time, the Current Buffer Stock is less than the Minimum Buffer Stock (a “Shortfall”), including (without limitation) as a result of a force majeure described in Section 10.11, then Pierre Fabre shall, within [***] of the discovery of the Shortfall, provide written notice to Forest of such Shortfall and a written, commercially reasonable plan detailing its plans to address any problems or issues contributing to such Shortfall (a “Correction Plan”). If Pierre Fabre provides Forest a Correction Plan within such [***], Pierre Fabre shall increase the amount of Buffer Stock to at least the Minimum Buffer Stock within the following periods (as applicable) following the date on which such Shortfall occurred: (i) a [***] period if there is then only one manufacturing facility available for the manufacture of Compound, or (ii) a [***] period if there is then more than one manufacturing facility available for the manufacture of Compound. If Pierre Fabre does not increase the level of the Current Buffer Stock to at least the Minimum Buffer Stock within the [***] or [***] period, as applicable, or notifies Forest that it reasonably believes in good faith that it will be unable to cure the Shortfall within such applicable period, or Pierre Fabre does not provide a Correction Plan within the [***] period described above, Forest shall have the right, immediately upon notice to Pierre Fabre, to exercise the Manufacturing Right under 7.11.

(d) Cost of Carrying Buffer Stock; Audit.  The cost of carrying the Buffer Stock and insuring the same shall be borne by Pierre Fabre. The cost of carrying an inventory of Compound and Product maintained by Forest or its sublicensees and insuring the same shall be borne by Forest or its sublicensees. Beginning three months after Commencement Date, Forest shall have the right to audit the Compound inventory levels of Pierre Fabre and the Second Source Facility, if applicable, to verify Pierre Fabre’s compliance with this Section 7.9, and Pierre Fabre shall have the right to audit the Compound inventory levels of Forest and its sublicensees, which audits shall be conducted at the auditing Party’s expense, at reasonable times and upon reasonable advance written notice.

7.10. Primary Facility; Second Source Facility.

(a) Pierre Fabre will manufacture the Compound to be supplied to Forest under this Agreement solely at Pierre Fabre’s manufacturing facility in Gaillac, France or through a Third Party at a facility to which Forest has no reasonable objection (the “Primary Facility”).  No later than [***] and thereafter during the Term, Pierre Fabre shall have qualified and keep qualified an additional manufacturing facility (a “Second Source Facility”), in addition to the Primary Facility, for the production of Compound to ensure a second source of supply of Compound to Forest. The Second Source Facility must be a second facility operated by Pierre Fabre or any licensee or subcontractor of Pierre Fabre with quality and reliability in manufacturing, and capacity available for manufacturing of Compound, comparable to the Primary Facility.  Such Second Source Facility must be approved by the FDA or other relevant regulatory authorities for the countries of the Territory such that the Products containing Compound manufactured by the Second Source Facility may be lawfully sold by Forest.

(b) Promptly following the Restatement Effective Date, Pierre Fabre and Forest agree to work within the Manufacturing Working Group to evaluate in good faith alternative solutions to the qualification of a Second Source Facility, including among other things increasing the level of buffer stock required to be maintained by Pierre Fabre hereunder.  If any proposed alternative solutions are acceptable to the Parties in their sole discretion, such changes will be reflected in amendments to the relevant provisions of this Agreement, it being understood that if no such agreement is reached by [***], this Section 7.10(b) shall have no further import and provisions of this Section 7.10(a) shall continue in full force an effect.

7.11. Manufacturing Rights.

(a) Qualification.  At any time during the Term, Forest shall have the right, but not the obligation, to qualify itself or a Third Party as an additional manufacturing facility that may undertake the manufacture of Bulk Compound, but may not exercise the right to manufacture except as expressly provided in Section 7.11(b).

(b) Manufacturing Right.  Without limiting any other right of Forest under this Agreement, Forest shall have the right, but not the obligation, to make itself, or have made by a Third Party, Compound in order to satisfy Forest’s and its sublicensees’ requirements of Bulk Compound (the “Manufacturing Right”), all pursuant to the license granted under Section 7.11(d), if one of the following events occurs:

(i) If it appears substantially likely that Forest will exercise its rights in respect of a Shortfall pursuant to Section 7.9(c) or Forest in fact exercises such rights;

(ii) If Forest terminates the License Agreement pursuant to Section 10.3 (Breach of Pierre Fabre) or 10.4 (Bankruptcy of Pierre Fabre) thereof (and in accordance with Section 10.5(c) thereof) or this Agreement pursuant to Section 9.2(a) hereof; or

(iii) If this Agreement expires and the provisions of Section 9.3(c) hereof are applicable in connection with such expiration.

In the event Forest to exercise the Manufacturing Right, Forest shall provide Pierre Fabre with written notice thereof no fewer than [***] in advance of the effective date of such exercise (the “Exercise Date”).

(c) Duration of Manufacturing Right.  It is agreed by the Parties that:

(i) If Forest has exercised the Manufacturing Right under Section 7.11(b)(i), the Manufacturing Right shall continue until Pierre Fabre has resumed and restored its capability to manufacture and supply Forest’s and its sublicensees’ requirements of Bulk Compound and recommences its manufacture and supply of Bulk Compound, or if longer, for the duration of any commercially reasonable obligation to a Third Party supplier entered into in connection with the exercise of the Manufacturing Right. If Forest continues to have obligations to a Third Party supplier entered into in connection with the exercise of the Manufacturing Right after Pierre Fabre has resumed its capability to manufacture and supply under this Agreement, Forest will purchase such portion, if any, of its requirements of Bulk Compound from Pierre Fabre pursuant to this Agreement as can be purchased given the obligations to such Third Party supplier. When assessing Third Party suppliers in connection with the exercise of the Manufacturing Right, Forest will consider any Third Party suppliers suggested by Pierre Fabre and will in good faith attempt to select a Third Party supplier that will permit Pierre Fabre to resume manufacture and supply under this Agreement as promptly as possible after it is able to do so, subject to commercially reasonable considerations of material differences in qualification, reliability, pricing, quality and other similar factors, considered as a whole, with respect to such potential Third Party suppliers. Pierre Fabre shall provide Forest with written notice of its ability to recommence manufacturing and supplying Forest with its requirements and its sublicensees’ requirements of Bulk Compound no less than [***] months in advance.

(ii) If Forest has exercised the Manufacturing Right under Section 7.11(b)(ii) or (iii), then the Manufacturing Right shall be perpetual.

(d) License.  Effective upon the Exercise Date, Forest will be entitled to use the license granted in Section 2.1 (Grant of License) of the License Agreement under the Pierre Fabre Patents, Pierre Fabre Know-How and the Manufacturing Know-How to make and have made Compound to the extent provided under this Agreement so long as the Manufacturing Right continues to be in effect under Section 7.11(c). In the event Forest exercises the Manufacturing Right, Pierre Fabre shall promptly transfer to Forest such Pierre Fabre Patents, Pierre Fabre Know-How and Manufacturing Know-How and any other information and data concerning and related to the manufacture and supply of Bulk Compound and shall assist Forest in the implementation thereof.

(e) Provision of Information.  In furtherance of the foregoing, if Forest exercises the Manufacturing Right, Pierre Fabre shall provide Forest (without cost to Forest, except as provided in Section 9.3(c), if applicable) with copies of all reasonable relevant data and Manufacturing Know-How necessary or useful for Forest to qualify an alternative facility or to manufacture Bulk Compound, as applicable.  In such event, Pierre Fabre also agrees to send to the location designated by Forest such specialized technical and scientific personnel as Pierre Fabre deems necessary [***].

(f) Reimbursement of Costs.  Without limiting any other right of Forest under this Agreement, upon the Exercise Date if the Manufacturing Right is exercised pursuant to Section 7.11(b)(i) or (ii), Pierre Fabre agrees to reimburse Forest for all reasonable and documented out-of-pocket costs incurred by Forest in exercising the Manufacturing Right, including, without limitation, documented costs incurred for transferring the Manufacturing Know-How, laboratory trials, and writing and filing of a DMF and any corresponding filings in the Territory outside of the United States. The amounts owed by Pierre Fabre for reimbursement of such costs will be fully credited against earned royalties due by Forest to Pierre Fabre under Section 5.3 of the License Agreement.

7.12. Third Party Outsourcing.  On a country by country basis, Pierre Fabre shall remain the exclusive supplier of Compound to Forest and its sublicensees until commercial launch of a Generic Equivalent in such country, subject to the terms of this Agreement. In the event of commercial launch of a Generic Equivalent, including, without limitation, any planned launch of a Generic Equivalent by Forest or its sublicensee(s), in a country of the Territory, then Pierre Fabre will remain exclusive supplier of the Compound to Forest and its sublicensees for such country, as long as Pierre Fabre can supply Compound to Forest and its sublicensee(s), including, without limitation, any quantities of Compound for Generic Equivalent for commercial launch in the event Forest or its sublicensee(s) launch the first Generic Equivalent, at a price no greater than [***] above the price quoted by a Third Party generic supplier (a “Generic Supplier”) for Compound that Conforms. Forest may, from time to time, provide notice to Pierre Fabre of its or its sublicensee’s intent to purchase Compound from a Generic Supplier (the “Outsourcing Notice”), together with documentation evidencing the lower price for the Compound that Conforms to be supplied by such Generic Supplier for such country; provided, that:
(a) if, within [***] following Pierre Fabre’s receipt of the Outsourcing Notice, Pierre Fabre has not provided written notice to Forest indicating its agreement to lower the price of the Compound for the applicable country to a level not exceeding [***] above the price quoted by the Generic Supplier, then, Forest may notify Pierre Fabre its decision to terminate the obligation to purchase all Compound requirements for such country from Pierre Fabre under this Agreement, as provided in Section 9.2(b). Upon receipt of said notice by Pierre Fabre, Forest may terminate this Agreement with respect to such country under Section 9.2(b); and

(b) if, within [***] following Pierre Fabre’s receipt of the Outsourcing Notice, Pierre Fabre has provided written notice to Forest lowering the price of the Compound for the quantity in the applicable country so that the price of Compound for such quantity and such country is no greater than [***] above the price quoted by the Generic Supplier, then Forest will remain obligated to purchase Compound from Pierre Fabre in accordance with the provisions of this Agreement.

7.13. Recall of Product.  For any Product, in the event that (i) any governmental agency or authority issues a request or directive or order that Product be recalled or retrieved; (ii) a court of competent jurisdiction orders that Product be recalled or retrieved; or (iii) Forest or any of its sublicensees reasonably determines, after reasonable, good faith discussion with Pierre Fabre, that Product should be recalled or retrieved, Forest shall promptly notify Pierre Fabre of such event and shall conduct such activity and take appropriate corrective actions, and Pierre Fabre shall provide such assistance to Forest and its sublicensees as is reasonably necessary to carry out such activities. All reasonable costs and expenses of such recall and corrective actions shall be the responsibility of Forest or its sublicensees, provided that Pierre Fabre shall indemnify Forest and its sublicensees for such cost and expense in accordance with Section 8.2 of this Agreement.

8. WARRANTIES, INDEMNIFICATION, INSURANCE AND ADDITIONAL COVENANTS.

8.1. Product Warranty.  Pierre Fabre warrants that Compound delivered hereunder will: (a) Conform at the time of delivery; (b) be manufactured by Pierre Fabre in accordance with cGMP and other Applicable Laws; (c) have the Minimum Time to Retesting; and (d) not be adulterated or misbranded within the meaning of the FD&C Actor any corresponding law in the Territory outside of the United States. The Parties acknowledge that Pierre Fabre will be responsible for the stability of the Bulk Compound for the shelf life indicated in the Compound Specifications, subject to Forest evidencing that, during its total shelf life, transportation, storage and use of the Bulk Compound have been made in accordance with Pierre Fabre’s instructions.

8.2. Indemnification.

(a) Pierre Fabre shall indemnify, defend (subject to Section 8.2.b)) and hold Forest (including for this purpose its Affiliates, employees, officers, directors and agents) harmless from and against any direct costs, expenses (including, without limitation, reasonable attorneys’ fees), or damages which arise (i) from a Third Party action or claim to the extent caused by a material breach by Pierre Fabre or its Affiliates of any of its representations, covenants, warranties or obligations set forth herein, (ii) from the manufacture, use, handling and storage of Compound by Pierre Fabre, its Affiliates, licensees and sub-contractors (other than Forest or its sublicensees), except to the extent such damages are caused by or arise from the negligence or willful misconduct of Forest or its Affiliates or by Forest’s breach of this Agreement, (iii) any recall and corrective actions taken under Section 7.13, to the extent caused by (x) any breach by Pierre Fabre of its obligations or representations under this Agreement, or (y) any intentional or negligent act or omission of Pierre Fabre or its Affiliates or any of their directors, officers, employees or agents in connection with the manufacture and supply of Compound.

(b) Forest shall indemnify, defend (subject to Section 8.2.(a)) and hold Pierre Fabre (including for this purpose its Affiliates, employees, officers, directors and agents) harmless from and against any direct costs, expenses (including, without limitation, reasonable attorneys’ fees), or damages which arise (i) from a Third Party action or claim to the extent caused by a material breach by Forest or its Affiliates of any of its representations, covenants, warranties or obligations set forth herein or (ii) from the Development, manufacturing, marketing, sale or distribution of the Products by Forest in the Territory, except to the extent that such damages were caused by or arise from the negligence or willful misconduct of Pierre Fabre or its Affiliates or by Pierre Fabre’s breach of this Agreement or the License Agreement.

(c) The Party obligated to provide indemnity pursuant to this Section (a) is hereinafter referred to as the “Indemnifying Party.”

(d) The obligations of this Section shall survive the termination or expiration of this Agreement until the expiration of all applicable statutes of limitation with respect to Third Party claims covered by this Section.

8.3. Indemnification Procedures.  Promptly after the receipt by any Party hereto of notice of (i) any claim or (ii) the commencement of any action or proceeding, such Party will, if a claim with respect thereto is to be made against any Party obligated to provide indemnification pursuant to Section 8.2 hereof, give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding.  Such Indemnifying Party shall have the right, at its option, to defend, at its own expense and by its counsel, such claim.  Failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that the Indemnifying Party might have to the other party (the “Indemnified Party”) unless and to the extent such failure can be demonstrated to have materially prejudiced the Indemnifying Party’s position.  In the event that any Indemnifying Party intends to undertake to defend any such claim, it shall promptly notify the Party seeking indemnification of its intention to do so, and the Party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such claim.  In any event, the Indemnified Party shall have the right, at its own expense, to participate in the defense of such asserted liability, provided that, subject to Section 8.4, the Indemnifying Party shall make all final decisions concerning the defense or compromise or settlement of such litigation.

8.4. Representation; Cooperation.  Each of the Parties hereto shall be entitled to be represented at any proceedings brought by the other Party under this Article 8 by its own counsel, at its own expense, and shall fully cooperate with the other Party in any such proceeding, provided it is adequately reimbursed for its out-of-pocket costs and expenses, including attorneys’ fees, reasonably incurred in providing such requested cooperation.  No Indemnifying Party shall be authorized to settle or compromise any indemnified matter without the consent of the other Party, such consent not to be unreasonably withheld or delayed.

8.5. Insurance.  Each Party shall maintain at its sole cost and expense, an adequate liability insurance or self-insurance program (including product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and any Related Agreement and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the pharmaceutical industry for the activities to be conducted by such Parties under this Agreement and are appropriate to cover the Parties’ respective indemnification obligations hereunder. Such product liability insurance or self-insurance program shall insure against all liability, including without limitation personal injury, physical injury or property damage arising out of the manufacture, sale, distribution or marketing of the Product by such Party.  Each Party shall furnish to the other evidence of such insurance and/or self insurance upon request.  Such insurance information shall be kept in confidence in the same manner as any other Confidential Information disclosed by one Party to the other hereunder.

8.6. Limitation on Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE RELATED AGREEMENTS OR ANY LICENSES GRANTED HEREIN, PROVIDED HOWEVER THAT THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO THE LIABILITIES ARISING FROM EITHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR ARISING FROM A PARTY’S INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS UNDER THIS SECTION 8.6OR UNDER THE LICENSE AGREEMENT OR THE RELATED AGREEMENTS.

8.7. Mutual Representations and Warranties.  Each Party represents and warrants to the other that, as of the Effective Date:

(a) Power.  It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full power and authority to enter into this Agreement and to carry out the provisions hereof.

(b) Due Authorization.  It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has or have been duly authorized to do so by all requisite action.

(c) Binding Agreement.  This Agreement is legally binding upon it, enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d) Grant of Rights; Maintenance of Agreements.  It has not, and will not during the Term, grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder. It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements (including license agreements) and filings (including patent filings) necessary to perform its obligations hereunder.

8.8. Pierre Fabre Representations. Pierre Fabre hereby represents and warrants to Forest as of the Effective Date(or as of the Restatement Effective Date with respect to the amendment and restatement of this Agreement to incorporate Latin America) as follows:

(a) Pierre Fabre is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation.  The execution and delivery by Pierre Fabre of this Agreement and the performance by Pierre Fabre of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Pierre Fabre, and do not conflict with the terms of any other contract, agreement, arrangement or understanding to which Pierre Fabre is a party or by which it is bound.

(b) Pierre Fabre is the sole owner of the Manufacturing Know-How, the Pierre Fabre Patents and the Pierre Fabre Know-How and has the right to perform its obligations hereunder and to grant the licenses to the Manufacturing Know-How, the Pierre Fabre Patents and Pierre Fabre Know-How in accordance with the terms and conditions hereof.  Pierre Fabre has received no notice, whether in writing or otherwise, of any pending actions, suits, judgments, settlements or claims, and is not aware of any reasonable basis for any claims, actions, suits or judgments, against Pierre Fabre with respect to (i) Pierre Fabre Patents, Pierre Fabre Know-How or Manufacturing Know-How (collectively, the “Pierre Fabre Technology”) that, if determined adversely to Pierre Fabre, would have a material adverse effect upon its ability perform its obligations hereunder or to grant to Forest the rights under, or upon the ability of Forest to fully utilize, the Pierre Fabre Technology or (ii) Pierre Fabre’s right to enter into and perform its obligations hereunder. To the best of Pierre Fabre’s knowledge, neither Pierre Fabre, nor any of its Affiliates has received notice, whether in writing or otherwise, of any threatened claims or litigation, and is not aware of any reasonable basis for any claims or litigation, from any Third Party (including, without limitation, by officers, directors, employees, consultants or other personnel of Pierre Fabre or any predecessor) seeking to invalidate, or alleging the invalidity of, any of the Pierre Fabre Patents.  Pierre Fabre’s right to the Pierre Fabre Technology is not subject to any encumbrance, including any license obligation, royalty obligation, lien, claim or restriction, in favor of any Third Party (including, without limitation, in favor of any current or former officers, directors, employees, consultants or personnel of Pierre Fabre or any predecessor), and Pierre Fabre covenants to maintain throughout the Term the Pierre Fabre Technology free and clear of any such encumbrances.  No Pierre Fabre Technology is subject to, or was developed pursuant to any funding agreement with, any government or government agency pursuant to which such government or agency retains any rights to practice any of such technology.  Pierre Fabre is not in breach of any material provisions of any agreements with Third Parties relating to the Pierre Fabre Technology nor is Pierre Fabre aware of any breach by any Third Party of any such agreements.

8.9. All of Pierre Fabre’s employees, officers, and consultants involved in the performance of this Agreement or having access to Confidential Information provided hereunder (other than employees who perform primarily ministerial functions) have executed agreements or have existing obligations under law, or will execute such agreements or have such obligations under law requiring assignment to Pierre Fabre of all Improvements made by such individuals during the course of and as the result of their association with Pierre Fabre, and obligating such individuals to maintain as confidential Pierre Fabre’s Confidential Information, as well as the Confidential Information of persons doing business with Pierre Fabre that such individuals may receive during the course of and as the result of their association with Pierre Fabre, to the extent required to support Pierre Fabre’s obligations under this Agreement.  Pierre Fabre shall remain responsible for ensuring that all employees take such actions as required to enable Pierre Fabre to comply with its obligations hereunder.

9. TERM; TERMINATION.

9.1. Term.  The term of Pierre Fabre Supply Obligation commenced on the Effective Date and shall continue for a period of [***] from the date upon which Forest, its Affiliate and/or its sublicensee commercially launches the Product in the United States, Mexico or Brazil, whichever is later, unless sooner terminated in accordance with Section 9.2 (the “Term”). [***] prior to the expiration of the Term, Forest and Pierre Fabre will mutually decide whether or not the supply relationship should be extended and if the Parties mutually agree to extend such supply relationship, the Parties shall attempt to agree on the terms of such supply relationship.

9.2. Early Termination.

(a) Termination for Cause by Either Party.

(i) Termination for Bankruptcy.  This Agreement may be terminated by either Party upon at least [***]’ written notice if the other Party makes an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such party, or has a receiver or trustee appointed for all or substantially all of its property, provided that in the case of an involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] after the filing thereof; or

(ii) Termination for Breach.  Each Party shall have the right to terminate this Agreement and its obligations hereunder for material breach by the other Party, (provided that the existence of a Shortfall and the exercise of the Manufacturing Right in connection therewith shall not constitute a breach of a material provision of this Agreement by Pierre Fabre so long as Pierre Fabre complies with its obligations under Section 7.11) which breach remains uncured for [***], in the case of a payment breach, or [***], in the case of any other breach, after written notice is provided to the breaching Party specifying the nature of the breach in reasonable detail and demanding its cure; provided that in the case of a non-payment related material breach, if such breach cannot be cured within the [***] cure period, this Agreement shall not terminate if the breaching Party has made diligent efforts to cure such breach within the [***] period and this Agreement shall remain in effect for such period after notice of breach as may be reasonable in the circumstances as long as the breaching Party continues to use diligent efforts to pursue the cure.  In the event the Parties dispute the existence of a material breach or a Party’s diligence in attempting to cure a material breach, termination of this Agreement shall not be deemed to occur unless and until such dispute has been referred for resolution by an expedited arbitration in accordance with Section 16.2 of the License Agreement, material breach of the Agreement or failure to make diligent efforts to cure such breach has been established by such arbitration, and if such breach can be cured by the payment of money or the taking of specific actions, the breaching party does not pay the amount so determined to be due or take or commit to take the required actions within [***] of receipt of an agreement of the Parties or arbitration decision.  Recognizing the importance of expediting the resolution of any such dispute, the Parties agree to appoint arbitrators as promptly as practicable following receipt of notice of the institution of the arbitration, and to instruct and cooperate with such arbitrators to act to achieve resolution of the issue on an expedited basis.

(b) Termination by Forest.  Forest may terminate its rights and obligations under this Agreement with respect to the applicable country, if within [***] following receipt of an Outsourcing Notice sent by Forest pursuant to Section 7.12, Pierre Fabre has not provided written notice to Forest agreeing to lower the price of the Compound to a level not exceeding [***] above the price quoted by a Generic Supplier.

(c) Termination of the License Agreement.  This Agreement shall automatically terminate upon early termination of the License Agreement by Pierre Fabre pursuant to Sections 10.3 (Pierre Fabre right of termination), 10.4 (Termination for breach of Forest), 10.5 (Termination for Bankruptcy of Forest), 11 (Force majeure), 16.3 (Change of control) of the License Agreement.

9.3. Effect of Expiration; Termination; Surviving Obligations.

(a) Upon early termination of this Agreement by Forest pursuant to Section 9.2(a), Sections 7.11(b), 7.11(c), 7.11(d), 7.11(e) and 9.3(c) shall survive such termination.

(b) Upon early termination of this Agreement by Pierre Fabre pursuant to Section 9.2(a), then:

(i) all rights granted to Forest hereunder shall terminate and Forest and its Affiliates and sublicensees shall cease all use of such Manufacturing Know-How and shall comply with its obligations under the Agreement with respect to Pierre Fabre’s Confidential Information; and

(ii) the License Agreement shall automatically terminate with the consequences described in Section 10.5(d) of the License Agreement.

(c) Expiration or early termination of this Agreement shall not relieve the Parties of any obligation accruing hereunder prior to such expiration or termination.  Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under Sections 8.2 (Indemnification), 8.3 (Indemnification Procedures), 9.3 (Effect of Expiration; Termination; Surviving Obligations), 9.4 (Exercise of Right to Terminate), 9.5 (Damages; Relief), 10.1 (Dispute Resolution and Arbitration), 10.2 (Confidentiality) and 10.3 (Governing Law and Venue) shall survive expiration or termination of this Agreement.  However, in the event that this Agreement is not extended because Pierre Fabre is unable or unwilling to agree to the same financial terms as set forth herein at the time such negotiation occurs and there is no qualified supplier of Compound then able to supply Compound on commercially reasonable terms without such entity’s requiring a manufacturing license from Pierre Fabre, then the provisions of Section 7.11(b), 7.11(c), 7.11(d) and 7.11(e) shall apply, as if the Manufacturing Right had been duly exercised under those sections, and shall survive the expiration of this Agreement, except that, in such a case, Forest shall reimburse Pierre Fabre for its reasonable and documented costs associated with the transfer of the Manufacturing Know-How, including the assistance provided by Pierre Fabre if requested by Forest.

(d) In the event that, upon expiration of the Term, this Agreement is not extended pursuant to Section 9.1, then subject to Section 9.3(c) all rights granted to Forest hereunder shall terminate as of the last day of the Term, and Forest, its Affiliates and sublicensees shall cease all use of the Manufacturing Know-How and shall comply with the provisions of Section 8 of the License Agreement with respect to Pierre Fabre’s Confidential Information.

(e) All licenses granted under this Agreement will be deemed licenses of rights to intellectual property for purposes of Section 365(n) of the U.S. Bankruptcy Code and a licensee under this Agreement will retain and may fully exercise all of its rights and elections under the US Bankruptcy Code.

9.4. Exercise of Right to Terminate.  The use by either Party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other Party with respect thereto.

9.5. Damages; Relief.  Unless otherwise provided in this Agreement, termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

10. GENERAL PROVISIONS.

10.1. Dispute Resolution and Arbitration.  In the event of a dispute arising in connection with this Agreement, the provisions of Section 16.2 of the License Agreement shall apply.

10.2. Confidentiality.  Pierre Fabre and Forest agree that the provisions of Section 8 of the License Agreement regarding the obligations of both Pierre Fabre and Forest with respect to Confidential Information shall also govern the Parties’ obligations under this Agreement. Further, the Parties agree that the term “Confidential Information” as defined in the License Agreement shall also include all information furnished to it by the other Party pursuant to this Agreement, including Manufacturing Know-How which may be disclosed by Pierre Fabre to Forest.

10.3. Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York excluding its conflicts of laws principles.

10.4. Entire Agreement; Modification.  This Agreement is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. The Exhibits referred to in this Agreement are incorporated herein and made a part of this Agreement by this reference. No rights or licenses with respect to any intellectual property of either Party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. No trade customs, courses of dealing or courses of performance by the Parties shall be relevant to modify, supplement or explain any term(s) used in this Agreement. This Agreement may not be modified or supplemented by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.

10.5. Relationship Between the Parties.  The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

10.6. Non-Waiver.  The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

10.7. Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective assigns and successors in interest.  Neither Party shall have the right to assign its obligations or rights hereunder, except to an Affiliate, without the prior written consent of the other Party, which shall not be unreasonably withheld with due regard to the objectives of, and respective responsibilities of the Parties under, this Agreement, subject to rights of sublicense specifically provided herein. Any assignment not in accordance with the terms hereof shall be null and void.

10.8. No Third Party Beneficiaries.  This Agreement is neither expressly nor impliedly made for the benefit of any Party other than those executing it.

10.9. Severability.  If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

10.10. Notices.  Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been delivered upon receipt and may be delivered in person, transmitted by facsimile (receipt verified) or sent by international express courier service (signature required) or international registered letter, return receipt requested (or its equivalent), to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.

If to Pierre Fabre, notices must be addressed to:

Pierre Fabre Médicament SAS
Parc Industriel de la Chartreuse
81106 Castres, Cédex
France
Attention:  President

with a copy to:

Pierre Fabre Médicament SAS
La Chartreuse I
81106 Castres, Cédex
France
Attention:  General Counsel
Facsimile:  [***]

If to Forest, notices must be addressed to:

Forest Laboratories Holdings Limited
Milner House
18 Parliament Street
Hamilton HM 11, Bermuda
                Facsimile No.: [***]

with a copy to:

Forest Laboratories, Inc.
909 Third Avenue
New York, NY10022
Attention:  Chief Executive Officer
Facsimile:  [***]

10.11. Force Majeure.  Except for the obligation to make payment when due, and without limiting Forest’s rights under Sections 7.9 and 7.11, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within [***] after its occurrence. In no event shall any Party be required to prevent or settle any labor disturbance or dispute.  If a suspension of performance which, but for the occurrence of such force majeure, would constitute a material breach hereunder continues or is reasonably anticipated to continue for more than one hundred and [***] after the date of the occurrence, the unaffected party shall have the right to terminate this Agreement, which, in connection with a termination by Forest, shall entitle Forest to exercise the Manufacturing Right under Section 7.11.

10.12. Interpretation.

(a) Captions & Headings.  The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b) Singular & Plural.  All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

(c) Articles, Sections & Subsections.  Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d) Days.  All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e) Ambiguities.  Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

10.13. Amendment and Restatement. This Agreement is an amendment and restatement of the Original Agreement. With respect to (i) any date or time period occurring and ending prior to the Restatement Effective Date, the Original Agreement shall govern the respective rights and obligations of the Parties and shall for such purposes remain in full force and effect; and (ii) any date or time period occurring or ending on or after the Restatement Effective Date, the rights and obligations of the Parties shall be governed by this Agreement. From and after the Restatement Effective Date, the provisions of this Agreement shall prevail in the event of any conflict or inconsistency between such provisions and those of the Original Agreement. Each reference to the Original Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement. Nothing contained herein, unless expressly herein stated to the contrary, is intended to amend, modify or otherwise affect any other instrument, document or agreement executed and or delivered in connection with the Original Agreement.

10.14. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

IN WITNESS WHEREOF, the Parties hereto have each caused this Agreement to be signed and delivered by its duly authorized officer or representative as of the date first set forth above.

PIERRE FABRE MÉDICAMENT SAS

By:/s/Frédéric Duchesne
Name:  Frédéric Duchesne
Title:    President

FOREST LABORATORIES HOLDINGS LIMITED

By:/s/ David Solomon
Name:  David Solomon
Title:    Assistant Secretary

EXHIBIT I

COMPOUND SPECIFICATION

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[***]

EXHIBIT II

EXAMPLES OF CHANGES IN FORECASTS

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SCHEDULE 2.2

EXAMPLE OF PURCHASE PRICE ADJUSTMENT

FOR NORTH AMERICA

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